EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
American River Bankshares

          We consent to the incorporation by reference in this Registration Statement on Form S-1 of American River Bankshares of our report dated March 5, 2009, relating to our audits of the consolidated financial position of American River Bankshares and subsidiaries as of December 31, 2008 and 2007 and the consolidated results of their operations and their consolidated cash flows for the years in the three-year period ended December 31, 2008.

          We also consent to the reference to our firm under the caption “EXPERTS” in the prospectus, which is part of this Registration Statement.

/s/ Perry-Smith LLP

Sacramento, California
October 20, 2009